FOR IMMEDIATE RELEASE

For:  MobileMedia Corporation
Media Contact:        Krista Grossman 201/969-4959
Investor Contact:     Lynne Burns 201/969-4999


                  MOBILEMEDIA RESPONDS TO "OBJECTORS PROPOSAL"
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FORT LEE, NJ, April 9, 1999 -- MobileMedia Corporation announced that it has filed with the U.S. Bankruptcy Court for the District of Delaware a statement in support of its Third Amended Plan of Reorganization (the "Plan" or the "Arch Plan"), which provides for the merger of MobileMedia into Arch Communications Group, Inc ("Arch") (Nasdaq: APGR).

In summary, MobileMedia's statement asserts that the Arch Plan is superior to an Objectors Proposal filed by certain of MobileMedia's creditors proposing a merger of MobileMedia and TSR Wireless, LLC ("TSR"); that the Objectors Proposal does not meet the requirements of the Stipulation approved by the Bankruptcy Court on March 23, 1999 (the "Requirements"); and that therefore the Objectors Proposal should be rejected and the Arch Plan should be confirmed.

As contemplated by the Stipulation, the confirmation hearing relating to the Plan was continued until April 12, 1999 (the "Continued Confirmation Hearing"), and certain unsecured creditors that have opposed confirmation of the Plan were permitted to deliver an alternative Objectors Proposal for the reorganization of the Debtors on or before April 1, 1999.

Unless the Objectors Proposal is withdrawn, the Bankruptcy Court will decide at the Continued Confirmation Hearing whether the Objectors Proposal is superior to the Arch Plan and otherwise complies with the Requirements. Unless the Court finds that the Objectors Proposal is superior and satisfies all Requirements, the Arch Plan would be confirmed, subject to a determination that it meets all requirements of the Bankruptcy Code.

MobileMedia believes the Objectors Proposal fails to meet the requirements of the Stipulation for the following reasons:

o After taking into account all relevant business factors, the Objectors Proposal is not superior to the Arch Plan. On the contrary, MobileMedia believes that the Arch Plan is superior to the Objectors Proposal because:

* The Arch Plan is fully financed - Arch has fully committed and available funding for the Arch merger.

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MobileMedia Responds to Objectors Proposal/Page 2




*   The Arch Plan has ample post-closing liquidity to operate going forward.

* Arch stockholders, the Debtors' creditors and the FCC have already given their approvals with respect to the Arch Plan.

* The Arch Plan is a superior business combination. The proposed merger with Arch represents a strategic business combination that would create the second largest paging company in the U.S.

o The recovery available to the Class 6 creditors is greater under the Arch Plan than under the Objectors Proposal.

o Financing for the TSR transaction is not committed or reasonably capable of being obtained. The Objectors Proposal does not include commitments to provide any portion of the financing necessary to effect the TSR transaction.

o The Objectors Proposal is incapable of being confirmed within a reasonable period of time.

o The TSR letter does not constitute a "bona fide offer" for a merger between TSR and MobileMedia, and the TSR letter and the investment banking letters included with the Proposal do not meet the standards required by the Stipulation.

MobileMedia filed a voluntary petition under chapter 11 of the U.S. Bankruptcy Code on January 30, 1997. MobileMedia and Arch executed their merger agreement on August 19, 1998 and have since executed certain amendments thereto. On December 2, 1998, MobileMedia also filed the Plan, which provides for the merger. The Federal Communications Commission approved the transfer of wireless messaging licenses from MobileMedia to Arch by order dated February 2, 1999 and released on February 5, 1999.


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MobileMedia Responds to Objectors Proposal/Page 3




MobileMedia Corporation, Fort Lee, N.J., is one of the largest providers of paging and personal communications services in the United States, reaching markets of over 95 percent of the U.S. population, including the top 100 metropolitan statistical areas. MobileMedia, with 3,000 employees, offers local, regional and nationwide coverage to more than three million subscribers in all 50 states, the District of Columbia and in the Caribbean. The Company operates two one-way nationwide FLEX(TM) networks and is constructing a nationwide narrowband PCS network. MobileMedia, doing business as MobileComm, can be found on the Internet at www.mobilecomm.com. The Company is not associated with MobilComm, Inc. of Cincinnati, Ohio.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release that are not historical fact, such as forward-looking statements concerning future financial performance and growth, involve risks and uncertainties. Although MobileMedia believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Any forward-looking statements represent the best judgment of MobileMedia as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking documents.

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